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                    VIATEL, INC. EMPLOYEE STOCK PURCHASE PLAN

1.        PURPOSE

          Viatel, Inc. Employee Stock Purchase Plan (the "Plan") is designed to encourage employees of Viatel, Inc. ("Viatel") and its Subsidiaries, as defined herein (hereinafter collectively referred to as the "Company"), where permitted by applicable laws and regulations, to acquire an equity interest in Viatel through the purchase of shares of the common stock, par value $0.01 per share, of Viatel ("Common Stock"). These purchases are intended to establish a closer identification of employee, Company and stockholder interests and to provide employees with a direct means of participating in the
          Company's growth and earnings. It is anticipated that Plan participation will motivate employees to remain in the employ of the Company and give greater efforts on behalf of Viatel. It is intended that this Plan shall constitute an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2.        DEFINITIONS

          The following words or terms, when used herein, shall have the following respective meanings:

          "Base Salary" shall mean an Employee's pre-tax salary or base wages for each pay period during any Participation Period as determined from the payroll records of the Company. Base salary shall not include any amounts received from the Company as a bonus, as determined by the Committee in its sole discretion.

          "Board" shall mean the Board of Directors of Viatel.

          "Closing Market Price" refers to the reported closing sales price for shares of the Common Stock (or the closing bid, if no sales were reported) as reported IN THE WALL STREET JOURNAL for that day or such other source as the Committee deems reliable. In the absence of an established market for the Common Stock, the Closing Market Price shall be determined in good faith by the Committee.

          "Code" is defined in Section 1 hereof.

          "Committee" is defined in Section 3 hereof.

          "Common Stock" is defined in Section 1 hereof.

          "Effective Date" means the earlier of the date upon which this Plan is approved by the Board and the date upon which this Plan is approved by the stockholders of Viatel.

          "Employee" refers to any individual who is a full time employee of the
          Company  for  tax  purposes  and  regular  (non-temporary)   part-time

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          employees of the Company whose  customary  employment with the Company is at least twenty (20) hours per week. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. When the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave. The term Employee shall include the employees of any Subsidiary incorporated or operating in a non-U.S. jurisdiction unless the Committee has determined, in its sole discretion, that the legal, tax or administrative requirements of affording participation in the Plan to such employees is unduly burdensome or that the participation of such employees in the Plan would violate the law of the jurisdiction in which such Subsidiary is registered or conducts its business.

          "Employee Contribution Amounts" refers to the amounts contributed by employees via payroll deduction.

          "Enrollment Period" refers to the period beginning on the Grant Date for the current Participation Period and ending ten (10) business days prior to the Grant Date for the upcoming Participation Period, during which period Employees eligible to participate in the Plan are provided the opportunity to enroll in the Plan for the upcoming Participation Period. The exact dates for each Enrollment Period will be determined by the Committee, in its sole discretion and communicated to all eligible Employees prior to the Enrollment Period.

          "Exercise Date" refers to the last Trading Day in a Participation Period.

          "Fair Market Value" refers to the Closing Market Price on either the first or last Trading Day in the Participation Period, as determined in accordance with Section 9 hereof, or on the date shares of Common Stock are purchased with cash dividends pursuant to Section 14 hereof, as the case may be.

          "Grant Date" refers to the first day of each Participation Period.

          "Participant"   refers  to  any  employee   meeting  the   eligibility
          requirements specified in Section 5 hereof who has enrolled in the Plan.

          "Participation Period" shall mean a period of approximately six (6) months commencing on the first Trading Day on or after January 15 and terminating on the last Trading Day on or before the following July 15, or commencing on the first Trading Day on or after July 16 and terminating on the last Trading Day on or before the following January
          14. The duration of  Participation  Periods may be changed pursuant to
          Section 22 hereof.

          "Plan" shall refer to this Viatel, Inc. Employee Stock Purchase Plan.

          "Plan Administrator" refers to the outside administrator that will assist the Committee in administering the Plan and which may be designated from time to time by the Committee. Initially, the Plan Administrator shall be AST StockPlan, Inc.

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          "Purchase Price" for any Participation Period shall mean the lower of:
          (a) 85% of the Closing Market Price on the Grant Date and (b) 85% of the Closing Market Price on the Exercise Date for such Participation Period. These dates constitute the date of grant and the date of exercise, respectively, for valuation purposes under Section 423 of the Code.

          "Stock Plan Administrator" shall mean the person or persons designated by the Committee to provide administrative support for the Plan and coordinate with the Plan Administrator. Initially, the Stock Plan Administrator shall be certain of Viatel's Human Resources Department and Legal Department.

          "Subsidiary"   shall  mean  any  corporation  that  is  a  "subsidiary
          corporation" of Viatel within the meaning of Section 424 of the Code.

          "Trading Day" shall mean a day on which national stock exchanges and the Nasdaq National Market are open for trading.

3.        ADMINISTRATION OF THE PLAN

          The Plan shall be administered by the Employee Stock Purchase Plan Committee (the "Committee") appointed by the Board, which Committee shall consist of at least three (3) persons, who need not be members of the Board. The members of the Committee serve at the pleasure of the Board and may be removed by the Board at any time with or without cause. The Committee shall supervise the administration and enforcement of the Plan according to its terms and provisions and shall have all powers necessary to accomplish these purposes and discharge its duties hereunder including, but not limited to, the power to interpret the Plan and resolve issues of eligibility, stock price determination, or any other issues arising under the Plan or as a result of participation of Participants in the Plan.

          The Committee may act by majority decision of its members at a regular or special meeting of the Committee or by decision reduced to writing and signed by all members of the Committee without holding a formal meeting. Vacancies in the membership of the Committee arising from death, resignation or other inability to serve shall be filled by appointment by the Board as soon as possible. All decisions by the Committee shall be final and conclusive and binding upon all Participants and the Company.

4.        NATURE AND NUMBER OF SHARES

          The Common Stock subject to issuance under the terms of the Plan shall be shares of Viatel authorized but unissued shares or shares acquired by Viatel through purchases on the open market, as determined in the sole discretion of the Committee but subject to existing limitations in Viatel's indentures. The aggregate number of shares that may be issued under the Plan shall not exceed five hundred thousand (500,000) shares of Common Stock. If the total number of shares that Employees elect to purchase under the Plan exceeds the aggregate shares available, the Committee will allot shares among Employees in such manner as it shall determine to be equitable.

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          In the event of any  reorganization,  recapitalization,  stock  split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in the capital structure of Viatel, the Committee may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Plan and in the maximum number of shares that may be issued under the Plan, subject to the approval of the Board and in accordance with Section 22 hereof.

          If Viatel is acquired in a transaction whereby it is not the surviving entity or all or substantially all of its assets are acquired, the Committee shall determine a Plan termination date. This date shall precede the expected effective date of such acquisition by not more than sixty (60) days. Employee Contribution Amounts accumulated during the period between the most recent Grant Date and Plan termination date shall be used to purchase shares for Participants in the manner provided in Section 9 hereof utilizing the Plan termination date as the Exercise Date for determining the purchase price for shares of Common Stock. In the event the Plan is terminated and the acquisition transaction is not consummated, the Plan may be reactivated on a date determined by the Committee.

5.        ELIGIBILITY REQUIREMENTS

          Each Employee who shall have completed thirty (30) days of continuous service with the Company prior to the end of any Enrollment Period shall become eligible to participate in the Plan in accordance with this Section 5 on the first Grant Date following such completion of thirty (30) days of continuous service with the Company. Participation in the Plan is voluntary.

          Notwithstanding any other provision of the Plan, no Employee shall be entitled to participate in the Plan: (1) to the extent that, immediately after such participation, such Employee (or any other person whose stock would be attributed to such Employee pursuant to
          Section 424(d) of the Code) would own capital stock of Viatel or any Subsidiary and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of capital stock of Viatel or any Subsidiary, or (2) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate that exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the fair market value of the shares at the applicable Grant Date) for any calendar year.

          Employees of any corporation that may become a Subsidiary after the Effective Date shall automatically be deemed to be eligible for participation under this Plan effective as of the Grant Date following the date (1) the corporation became a Subsidiary, (2) the Employee has satisfied the continuous service requirements described above (including the continuous period of employment with such Subsidiary prior to such Subsidiary becoming a Subsidiary), and (3) if the Subsidiary is incorporated or operates in a non-U.S. jurisdiction, the Committee has determined, in its sole discretion, that the legal, tax

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          or administrative  requirements of affording participation in the Plan to such Subsidiary's employees is not unduly burdensome and that the participation of such employees in the Plan would not violate the law of the jurisdiction in which such Subsidiary is registered or conducts its business.

6.        ENROLLMENT

          Each eligible Employee of the Company as of the Effective Date may enroll in the Plan as of the Effective Date. Each other Employee of the Company who thereafter becomes eligible to participate may enroll in the Plan during any Enrollment Period following the date he or she first meets the eligibility requirements of Section 5 hereof. Any eligible Employee not enrolling in the Plan when first eligible may, if still eligible, enroll in the Plan during any succeeding Enrollment Period. In order to enroll, an eligible Employee must complete, sign and submit a subscription agreement, or, if the Company in its discretion implements a telephonic or electronic subscription mechanism, through the completion and submission of such subscription, during the applicable Enrollment Period.

          Payroll deductions for a Participant shall commence on the first payroll following the Grant Date and shall end on the last payroll in the Participation Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 15 hereof.

          Continued enrollment in subsequent periods shall be automatic and no additional documentation shall be required unless a Participant notifies the Stock Plan Administrator that he or she elects not to re-enroll or desires to discontinue such Participant's payroll deduction during such Participation Period, pursuant to Section 8 hereof. A Participant's payroll deductions shall remain constant if not terminated at the Participant's request during a subsequent Enrollment Period. In order to terminate or suspend Plan participation, at any time, the Participant must complete, sign and submit a new subscription agreement to the Company's Stock Plan Administrator in the manner described above. Such request will be processed effective for the first payroll period that is administratively feasible. In such case, the Participant's account balance at the time of such termination or suspension shall be used to purchase Common Stock at the end of the Participation Period. A Participant who has suspended payroll deductions during any Participation Period must re-enroll during a subsequent Enrollment Period.

7.        GRANT OF RIGHT TO PURCHASE SHARES

          Enrollment in the Plan by an Employee on a Grant Date will constitute the grant by Viatel to the Participant of the right to purchase on the Exercise Date of the applicable Participation Period (at the applicable Purchase Price) shares of Viatel's Common Stock, pursuant to Section 9 hereof; provided, however, that such purchase shall be subject to the limitations set forth in Sections 8 and 9 hereof. Each exercise of such right shall occur automatically as provided in
          Section 9 hereof, unless the Participant has terminated his or her employment or withdrawn from participation pursuant to Section 10 hereof.

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          Each right to  purchase  shares of Common  Stock under the Plan during any Participation Period shall have the following terms:

          i) the right to purchase shares of Common Stock during any Participation Period shall expire on the earlier of: (A) the completion of the purchase of shares on the Exercise Date or
                 (B) the date on which the Participant terminates employment;

          ii) in no event shall the right to purchase shares of Common Stock during any Participation Period extend beyond twenty-seven (27) months from the Grant Date;

          iii) payment for shares purchased shall be made only with amounts contributed through payroll deductions;

          iv) purchase of shares shall be accomplished only in accordance with Section 9 hereof;

          v) the Purchase Price shall be determined as provided in Section 9 hereof; and

          vi) the right to purchase shares of Common Stock shall in all respects be subject to the terms and conditions of the Plan, as interpreted by the Committee from time to time.

8.        METHOD OF PAYMENT

          Payment for shares of Common Stock shall be made as of the applicable Exercise Date with amounts contributed through payroll deductions collected over the Plan's designated Participation Period, with the first such deduction commencing with the payroll period ending after the Grant Date, or, with respect to the first Participation Period under the Plan, such other payroll period as the Committee shall determine in its sole discretion. Each Participant will authorize such deductions from his or her pay for each pay period during the Participation Period. A Participant may discontinue his or her participation in the Plan in accordance with Section 6 hereof during the Participation Period by completing, signing and filing with the Stock Plan Administrator a new subscription agreement (or telephonic or electronic indication) authorizing such termination. A termination shall be effective during the subsequent payroll period following ten
          (10) business days after the Company's receipt of the new subscription agreement unless the Company elects, in its sole discretion, to process a given change in participation more quickly. No lump sum or prepayments are permitted and Employees may not make any additional payments into such Participant's account under the Plan. Employees may select any Employee Contribution Amount as long as the following requirements are met:

          i)   at least $30.00 is deducted each payroll period;

          ii)  the amount selected is a multiple of $10.00;

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          iii) the  percentage of an Employee's  Base Salary to be deducted is a whole number (such as 5.0%) and not a fractional amount (such as 5.5%);

          iv) the total amount deducted does not exceed 20% of the Employee's Base Salary; and

          v) the aggregate of monthly deduction amounts does not exceed $12,500 in any Participation Period (under this Plan and under all other similar stock purchase plans, if any, of the Company). If for any reason a Participant's contributions to the Plan exceed $12,500 during any Participation Period, such excess amounts shall be refunded to the Participant as soon as practicable  after  such  excess  has  been determined to exist.

9.        PURCHASE OF SHARES

          The right to purchase shares of Common Stock granted by the Company under the Plan is for the term of a Participation Period. The number of shares of Common Stock, including fractional shares, purchased on behalf of a Participant shall be recorded in the Plan Administrator stock trading account established for each Participant as soon as administratively feasible, but no later than five (5) business days following the last business day of the preceding Participation Period. The aggregate number of shares purchased shall be computed by dividing the aggregate Employee Contribution Amount accumulated as of the Exercise Date and retained in the Participants' accounts on such date by the applicable Purchase Price for the Common Stock. Participants shall then be allocated shares based on their individual Contribution Amounts. Participants shall be treated as the record owners of the shares, with all rights of a stockholder, effective as of the date the shares are posted to the Participant's stock trading account. Any fees associated with maintaining these stock trading accounts shall be the obligation of the Company.

          No fractional shares shall be purchased and any payroll deductions accumulated in a Participant's account which are not sufficient to purchase a full share shall be retained by the Participant's account for the subsequent Participation Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. Any other monies remaining in a Participant's account after the Exercise Date shall be returned to the Participant.

10.       WITHDRAWAL FROM PLAN; WITHDRAWAL OF SHARES

          A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to purchase shares in accordance with the terms hereof at any time by giving written notice to the Company's Stock Plan Administrator in the form designated by the Company in its discretion, including a telephonic or electronic withdrawal mechanism. All of the Participant's payroll deductions credited to his or her account shall be paid to such


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          Participant  as soon as  administratively  feasible  after  receipt of notice of the  withdrawal  and such  Participant's  rights to purchase
          shares   during  the   applicable   Participation   Period   shall  be
          automatically terminated and no further payroll deduction for the purchase of shares shall be made for such Participation Period. If a Participant withdraws from a Participation Period, payroll deductions shall not resume at the beginning of the succeeding Participation Period unless the Participant re-enrolls pursuant to Section 6 hereof.

          The record of shares of Common Stock purchased under the Plan shall be maintained by the Plan Administrator and such shares shall remain in an individual stock trading account maintained by one or more brokerage firms selected by the Plan Administrator until the shares are either withdrawn or sold. A Participant may elect to withdraw all shares held in his or her account at any time (without withdrawing from the Plan) by giving notice to the Stock Plan Administrator. Upon receipt of such notice, the Plan Administrator will arrange for either
          (a) the issuance and delivery of all shares held in the Participant's account as soon as administratively feasible or (b) sale of the shares, as directed by the Participant.

          Certificates shall be issued only in the following situations:

               i)   if the Participant requests a certificate; or

               ii) if the Participant terminates employment with the Company and requests a certificate.

          In both of these cases, the Participant will be required to notify the Plan Administrator and pay an issuance fee. The share certificate will be issued to the Participant as soon as administratively feasible after the receipt by the Plan Administrator of the required form and payment of the issuance fee.

11.       INCOME TAX OBLIGATIONS

          Participants   shall  be  responsible  for  all  personal  income  tax
          obligations associated with selling shares of Common Stock purchased through the Plan.

12.       NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION

          By electing to participate in the Plan, EACH PARTICIPANT AGREES TO NOTIFY THE COMPANY IN WRITING IMMEDIATELY AFTER THE PARTICIPANT SELLS OR OTHERWISE TRANSFERS COMMON STOCK ACQUIRED UNDER THE PLAN, IF SUCH SALE OR OTHER TRANSFER OCCURS WITHIN TWO YEARS AFTER THE FIRST BUSINESS DAY OF THE PARTICIPATION PERIOD IN WHICH SUCH COMMON STOCK WAS ACQUIRED. Each Participant further agrees to provide any information about such a sale or other transfer as may be requested by the Company in order to assist it in complying with the tax laws and minimizing the Company's obligations thereunder.

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13.       WITHHOLDING OF ADDITIONAL INCOME TAXES

          By electing to participate in the Plan, each Participant acknowledges that the Company is required to withhold taxes with respect to the amounts deducted from the Participant's compensation and accumulated for the benefit of the Participant under the Plan, and each Participant agrees that the Company may deduct additional amounts from the Participant's compensation, when amounts are added to the Participant's account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations.

          It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the Participant under Article 8 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any Participant, then, notwithstanding any other provision of the Plan, the Company may withhold such taxes from the Participant's accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the Participant pays the Company, prior to the Exercise Date, an amount sufficient to satisfy such withholding obligations. Each Participant further acknowledges that the Company may be required to withhold taxes in connection with the disposition of Common Stock acquired under the Plan and agrees that the Company may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such Participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the Participant upon the payment to the Company of an amount sufficient to satisfy such withholding requirements.

14.       DIVIDENDS

          Cash dividends, if any, for shares of Common Stock in Participants' accounts under the Plan shall not be distributed to Participants directly, but shall be automatically invested in shares of Common Stock at the full Fair Market Value on the date of such investment as soon as administratively possible after such dividends are paid by the Company. Such shares of Common Stock will be held in accounts under the Plan.

15.       TERMINATION OF PARTICIPATION

          The right to participate in the Plan terminates automatically when a Participant ceases to be employed by the Company. Employee Contribution Amounts collected prior to the date of termination of employment and not theretofore used for the purchase of Common Stock in accordance with the Plan shall be returned to the Participant (or in the case of his or her death, to the person or person's entitled thereto under Section 16 hereof). Such amounts shall be delivered as soon as administratively feasible following the end of the Participation Period in which the Participant's employment terminates.

          With regard to any shares of Common Stock acquired prior to the date of termination of employment, such shares may be sold or withdrawn as provided in Section 10 hereof or may be maintained in the Participant's stock trading account.

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16.       DEATH OF A PARTICIPANT

          As soon as administratively feasible after receiving notification of the death of a Participant, Employee Contribution Amounts collected, and shares purchased under the Plan but not delivered, prior to the date of termination of employment shall be distributed in accordance with this Section 16. No additional shares of Common Stock may be purchased on behalf of a Participant after notification of death is received.

          A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of such Participant's death subsequent to an Exercise Date on which the right to purchase shares is automatically exercised pursuant to the terms hereof but prior to the delivery to such Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of such Participant's death prior to the exercise of the right to purchase shares hereunder. In the absence of such a designation, the surviving spouse of a married Participant shall be deemed to be such Participant's beneficiary and, in the case of an unmarried Participant, the Participant's estate shall be deemed to be such Participant's beneficiary. Such designation of beneficiary may be changed by the Participant at any time by written notice.

17.       ASSIGNMENT

          Neither payroll deductions credited to a Participant's account nor any rights of a Participant under the Plan shall be assignable or otherwise transferable by the Participant except by will or the laws of descent and distribution in accordance with Section 16 hereof. No purported assignment or transfer of any rights of a Participant under the Plan, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right therein whatsoever, but immediately upon such assignment or transfer, or any attempt to make the same, such rights shall terminate and become of no further effect. If the foregoing provisions of this Section 17 are violated, the Participant's election to purchase Common Stock shall terminate and the only obligation of the Company remaining under the Plan shall be to pay to the person entitled thereto the payroll deductions then credited to the Participant's account. No Participant may create a lien on any funds, securities, rights or other property held for the account of the Participant under the Plan, except to the extent permitted by will or the laws of descent and distribution if beneficiaries have not been designated. A Participant's right to purchase shares of Common Stock under the Plan shall be exercisable only during the Participant's lifetime and only by him or her.

18.       COSTS

          Viatel will pay all expenses incident to establishing and administering the Plan. Expenses to be incurred by Participants shall be limited to brokerage fees relating to sales of stock from the Participant's account (as described herein), issuance fees (as
          described  in  Section  10  hereof)  and  any   personal   income  tax
          obligations.

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

19.       REPORTS

          At least annually, the Company shall provide or cause to be provided to each Participant a report of their Employee Contribution Amounts and the shares of Common Stock purchased with such Employee Contribution Amounts by that Participant on each Exercise Date.

20.       EQUAL RIGHTS AND PRIVILEGES

          All eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and related regulations. Any provision of the Plan that is inconsistent with Section 423 or any successor provision of the Code shall without further act or amendment by the Company be reformed to comply with the requirements of Section 423 of the Code. This Section 20 shall take precedence over all other provisions in the Plan.

21.       RIGHTS AS STOCKHOLDER

          A Participant shall have no rights as a stockholder under his or her rights to purchase Common Stock until he or she becomes a stockholder as herein provided. A Participant will become a stockholder with respect to shares for which payment has been completed as provided in
          Section 8 hereof effective as of the date such shares are purchased for the Participant's stock trading account in accordance with the provisions of the Plan. Shares purchased by a Participant under the Plan shall be registered in the name of the Participant or in the name of the Participant and his or her spouse.

22.       MODIFICATION AND TERMINATION

          The Board or Committee may amend or terminate the Plan at any time insofar as permitted by law. No amendment shall be effective unless within one (1) year after the change is adopted by the Board it is approved by the holders of a majority of the voting power of Viatel's outstanding shares if:

          i) such amendment is required to be approved by stockholders to continue the exemption provided for in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act") (or any successor provision); or

          ii) such amendment would cause the rights granted under the Plan to purchase shares of Common Stock to fail to meet the requirements of Section 423 of the Code (or any successor provision).

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

23.       BOARD AND STOCKHOLDER APPROVAL; EFFECTIVE DATE; TERM

          The Plan was approved by the Board on December 17, 1999, whereupon the Plan became effective subject to approval of Viatel stock holders on or before December 17, 2000. The Plan shall continue in effect for a term of ten (10) years unless sooner terminated under Section 22 hereof.

24.       CONDITIONS UPON ISSUANCE OF SHARES; GOVERNMENTAL APPROVALS OR CONSENTS

          Shares shall not be issued with respect to any Participant's right to purchase shares pursuant to the Plan unless the exercise of such right and the issuance and delivery of shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the 1934 Act, any applicable foreign securities laws, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the shares may then be listed or quoted. The issuance of any shares pursuant to the Plan shall be further subject to the approval of counsel for the Company with respect to such compliance.

          As a condition to the purchase of any shares pursuant hereto, the Company may require the Participant to represent and warrant that the shares are being acquired only for investment and without any present intention to sell or distribute such shares.

          Without limiting the foregoing, the Plan and any offering or sale made to Employees under the Plan are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 22 hereof, the Board may make such changes in the Plan and include such terms in any offering under the Plan as may be desirable to comply with the rules or regulations of any governmental authority.

25.       USE OF FUNDS

          All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such amounts.

26.       NO ADDITIONAL PURCHASE RIGHTS OR EMPLOYMENT RIGHTS

          Other than for rights to purchase Common Stock under the Plan, the Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employee to purchase any shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment with the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, any Employee's employment at any time.

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

27.       EFFECT OF PLAN

          The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

28.       GOVERNING LAW

          The laws of the State of New York shall govern all matters relating to the Plan except to the extent superseded by the laws of the United States or the property laws of any particular state.

29.       NO PAYMENT OF INTEREST

          No interest will be paid or allowed on any Employee Contribution Amounts or amounts credited to the account of any Participant.

30.       OTHER PROVISIONS

          Any agreement to purchase shares of Common Stock under the Plan may contain such other provisions as the Committee and the Board shall deem advisable, provided that no such provision shall in any way conflict with the terms of the Plan.



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